EXHIBIT 3.1
Deloitte & Touche LLP
BCE Place
181 Bay Street
Suite 1400
Toronto ON M5J 2V1
Canada
Tel: (416) 601-6150
Fax: (416) 601-6590
www.deloitte.ca
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the use of our report dated November 30, 2005 on the consolidated balance sheets of Royal Bank of Canada as at October 31, 2005 and 2004 and the consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended October 31, 2005 which appear in this Annual Report on Form 40-F.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Toronto, November 30, 2005